Exhibit 99.1

NEWS RELEASE
NASDAQ: ONB oldnational.com
For Immediate Release – January 16, 2019	Old National Contacts: Media Relations Kathy A. Schoettlin (812) 465-7269

Old National’s Bob Jones to retire as CEO after 14 years;

current CFO Jim Ryan named as his successor

•	Bob Jones to remain as Old National Chairman of the Board; will step down as CEO May 2nd
•	New CEO Jim Ryan to be succeeded as CFO by current ONB Treasurer Brendon Falconer
•	Jim Sandgren to remain Old National President and Chief Operating Officer

Evansville, Ind. (January 16, 2019) – Old National Bancorp (NASDAQ: ONB) today announced that Bob Jones will retire as chief executive officer after over 14 years of service with the company and almost 40 years in banking. Old National’s corporate board of directors has appointed Jim Ryan, currently Old National’s chief financial officer, to succeed Jones as CEO.

Ryan will transition to the CEO role on May 2, when Jones officially steps down. At that time, current Old National Treasurer Brendon Falconer will succeed Ryan as CFO. A new Treasurer has not yet been named.

Additionally, Jim Sandgren will continue to serve as Old National’s president and chief operating officer.

Jones, 61, will continue to serve as Old National’s Chairman of the Board, through January 2020, after his retirement as CEO.

“Throughout my 14 years at Old National, I have drawn energy and excitement from seeing the entire organization, and the tremendous people I have worked alongside, grow and thrive – it has been a privilege to lead the company over this period,” said Jones. “As I prepare to turn the mantle over to Jim Ryan and an outstanding team of executive leaders, I’m still fueled by that same sense of energy and excitement. The future of Old National is incredibly bright, and it continues to be an absolute pleasure to watch this company evolve, thrive and serve the needs of our clients and communities.”

“Bob Jones’s contributions to both company and community are, quite simply, without parallel, and his personal integrity has helped shape Old National’s vision and values during his tenure,” remarked Becky Skillman, independent lead director of the Old National Board of Directors. “Under his guidance, Old National has grown into one of the most successful mid-sized banks in the Midwest, all while maintaining the community banking culture and commitment to integrity, ethics and individualized service that have long defined the company. I’m proud to say, Old National’s transition to a new leadership model with Jim Ryan as CEO is the result of a robust, multi-year succession plan process, and I am confident that stakeholders are in tremendous hands.”

Ryan offered the following thoughts about becoming Old National’s next CEO: “I am humbled and honored to join the list of incredible servant-leaders who have paved the way for Old National’s success by helping shape us into a strong, basic bank that our clients and communities know they can rely on.  I am especially honored to follow Bob Jones.  Working alongside an amazing group of leaders, I look forward to doing my part to continue to build on the momentum we have created and the legacy of exceptional community banking that Bob and others before him have worked so hard to establish.”

Added Jones: “I am proud of what we have built in my 14 years here.  With Jim Ryan at the helm, I know that the company is in good hands.  What makes Jim such a great leader is that he is both a skilled strategist and an extraordinary communicator. I look forward to partnering with him to ensure a seamless transition and to the continued positive trajectory that I know Old National will enjoy under his leadership.”

About Bob Jones

A native of Cleveland, Ohio, Jones became CEO of Old National in September 2004. Prior to that, he served for 25 years at KeyCorp in Northern Ohio. During Jones’s tenure, Old National has been recognized seven times (2012-2018) as one of the Ethisphere Institute’s World’s Most Ethical Companies, and American Banker magazine has recognized the company twice as a “Great Place to Work.”

Jones serves on numerous boards, including Vectren, the University of Evansville, the Evansville Regional Business Committee, Inc. (current chair), SW Indiana Business Leaders Roundtable for Early Childhood Development, Riley Children’s Foundation, Central Indiana Corporate Partnership, ABA’s American Bankers Council Chair, International City/County Management Association-Retirement Corporation (ICMA-RC), the American Bankers Council and the Mid-Size Bank Coalition’s executive committee.

Former Indiana Governor Mitch Daniels presented Jones with the select Sagamore of the Wabash award and the Distinguished Hoosier Award. He has also been inducted into the Evansville Regional Business Hall of Fame and the Evansville Vanderburgh School Corporation Hall of Fame.

About Jim Ryan

Recently named the 2018 CFO of the Year by Indiana Business Journal, Jim Ryan has helped orchestrate Old National’s successful expansion into numerous growth markets, including Ann Arbor and Grand Rapids, Michigan; Madison, Wisconsin.; and the Twin Cities in Minnesota. A native of Michigan, Ryan joined Old National in 2000 as Assistant Treasurer and was later promoted to Treasurer. In 2007, he spearheaded Old National’s acquisition of St. Joseph Capital Corp. in Michiana. In 2009, he assumed a new role as Director of Corporate Strategy and Development.

In 2016, Ryan was promoted to CFO while maintaining responsibility for corporate strategy. Before joining Old National, he held senior finance positions at Wells Fargo Home Mortgage and Old Kent Financial Corp. He is a graduate of Grand Valley State University in Allendale, Mich., where he earned his degree in business administration.

Ryan is Chair of the Economic Development Coalition of Southwest Indiana, Secretary and Treasurer of the Southwest Indiana Regional Development Authority, a Board member of Deaconess Hospital, Inc. and Deaconess Health Systems, Inc., a board member of the Old National Bank Center for Closely Held Business at Butler University, and an advisory board member of the University of Evansville’s Schroeder Family School of Business.

About Jim Sandgren

With more than 20 years of banking experience, Sandgren has held numerous leadership roles at Old National.  In 1997, he assumed responsibility for the commercial lending division. In 2004, he was promoted to Chief Credit Officer of the Southern Division, and in 2007 he became Southern Region CEO. In 2014, Sandgren was promoted to chief banking officer. He has been Old National’s president and COO since 2016.

Sandgren is currently a board member for the YMCA of Southwestern Indiana (past president), University of Southern Indiana Foundation, Southwest Indiana Chamber (immediate past chair), St. Vincent Evansville (current chair) and Easter Seals Rehabilitation Center where he served as board president and chair of the “Ensure the Future” capital campaign.  He was honored in 2015 with the Easter Seals “Changing Lives” award.”

He also served as the chair for the 2014 United Way of Southwestern Indiana Campaign, and in 2012, he was the recipient of the Volunteer of the Year award of the Southwest Indiana Chamber.

About Brendon Falconer

Replacing Jim Ryan as Old National CFO will be current Treasurer Brendon Falconer. Falconer joined Old

National in 2009 as Bank Controller and has served in several leadership roles since, including oversight of the bank’s FDIC-assisted acquisition of Evansville-based Integra Bank, Director of Credit Operations and Director of Management Reporting. Falconer has nearly 20 years of financial industry experience.  Prior to joining Old National, he worked at Irwin Union Bank as the Controller of the Commercial Banking Division.

Falconer earned a bachelor’s degree in Accounting from Kent State University and a master’s degree in Business Administration from Indiana State University.

ABOUT OLD NATIONAL

Old National Bancorp (NASDAQ: ONB) is the holding company of Old National Bank. Headquartered in Evansville with $19.5 billion in assets (as of September 30, 2018 and proforma for the KleinBank partnership), it is a top 100 U.S. bank, the largest Indiana-based bank and has been recognized as a World’s Most Ethical Company by the Ethisphere Institute for seven consecutive years. For nearly 185 years, Old National has been a community bank committed to building long-term, highly valued relationships with clients. With locations in Indiana, Kentucky, Michigan, Minnesota and Wisconsin, Old National provides retail and commercial banking services along with comprehensive wealth management, investment and capital markets services. For information and financial data, please visit Investor Relations at oldnational.com.

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